Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement is made and entered into on this 22nd day of July, 2002 by and between the County Commissioners of Charles County, Maryland ("County"), a body politic, and St. Charles Associates Limited Partnership, Interstate General Company, St. Charles Community LLC, (collectively, "SCA" or "St. Charles"), a Maryland limited partnership.

RECITALS

WHEREAS, St. Charles has a pending appeal before the Maryland Tax Court (Misc. No. 1038) seeking refunds of school impact fees paid to the County (the "School Impact Fee Refund Claims");

WHEREAS, St. Charles has a pending appeal before the Maryland Tax Court (Misc. Case No. 1205), seeking refunds of sewer and water connection charges paid to the County (the "Sewer and Water Connection Charge Claims");

WHEREAS, St. Charles filed a civil action against the County in the Circuit Court for Charles County (Civil Action No. CV89-720) (the "Sewer and Water Litigation") in which it asserted, among other things, claims relating to sewer and water connection charges paid to the County;

WHEREAS, St. Charles and the County have executed and agreed to the entry of a Consent Judgment by the Circuit Court in the Sewer and Water Litigation which fully and finally settles all claims that have been raised or could have been raised in the Sewer and Water Litigation (a copy of which is attached hereto as Exhibit 1) (the "Consent Judgment"); and

WHEREAS, by this Settlement Agreement, St. Charles and the County desire to fully and finally resolve all claims relating to school impact fees, sewer connection charges and water connection charges paid by St. Charles to the County on or before the date of the Consent Judgment, including (without limitation) the School Impact Fee Refund Claims and the Sewer and Water Connection Charge Claims;

NOW THEREFORE, in consideration of the premises, covenants, and provisions set forth herein , the parties agree as follows:

1. The County shall make a one-time payment to St. Charles in the amount of $242,000.

2. St. Charles agrees to dismiss with prejudice the School Impact Fee Refund Claims and the Sewer and Water Connection Charge Claims with prejudice within 5 business days after receipt of the payment described in Paragraph 1.

3. St. Charles, on behalf of itself and its present and former parent corporations, subsidiaries, affiliates, associates, divisions, subdivisions, principals, predecessors, successors, assigns, partners, directors, officers, employees, agents, and attorneys, hereby releases and forever discharges the County, its present and former parent corporations, subsidiaries, affiliates, associates, divisions, subdivisions, principals, predecessors, successors, assigns, partners, directors, officers, employees, agents, attorneys, insurers, and all persons acting by, through, under or in concert with it from any and all claims, suits, judgments, agreements, promises, demands, debts, losses, obligations, liabilities, costs, expenses, rights of action and causes of action, of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, which either (a) were or could have been raised in the School Impact Fee Refund Claims and the Sewer and Water Connection Charge Claims; or (b) are based upon, relate to, or arise from school impact fees, sewer connection charges and water connection charges paid by St. Charles to the County, and arising on or before the date of this Agreement (collectively, the "Released Claims"). Notwithstanding the foregoing, this release is not intended to, and shall not be construed to, release or modify any obligations of any of the parties under this Agreement or the Consent Judgment executed by the parties on July 22, 2002.

4. Neither this Agreement, its negotiation, nor the performance of this Agreement is intended to be, nor should it be construed as, an admission of liability by either Party. It is agreed that neither Party hereto shall offer this Agreement as evidence of liability of any other party in any litigation, action or proceeding, except in seeking to enforce the terms of this Agreement.

5. SCA hereby represents to the County that it has not heretofore assigned, transferred, pledged or hypothecated, or purported to assign, transfer, pledge, or hypothecate, to any entity or individual, any of the Released Claims. SCA agrees to indemnify and defend the County against any claim, demand, debt, loss, obligations, liability, cost, expense (including reasonable attorneys fees), right of action or cause of action, based on, arising out of or in connection with any breach of the foregoing representation.

6. The provisions of this Settlement Agreement shall constitute covenants which shall run with the property subject to this Settlement Agreement, and the benefits and burdens hereof shall bind and inure to the benefit of the signatories hereto and their respective assigns and successors in interest. The rights and obligations of SCA under this Settlement Agreement may be transferred or assigned, in whole or in part, either with or without the consent of the County, provided such transfer or assignment is made as a part of the transfer, assignment, sale, or lease of all or a portion of the property subject to this Settlement Agreement. SCA shall not transfer or assign its rights or obligations under this Settlement Agreement to other projects that are not located within the PUD.

7. Each of the Parties hereto shall bear its own costs, expenses, and attorneys' fees incurred in connection with the Sewer and Water Connection Charge Claims and the School Impact Fee Claims and the negotiation, drafting, and consummation of this Agreement and any other documents necessary to effect the terms hereof.

8. The Parties, and each of them, shall promptly execute and deliver such further instruments as may reasonably be necessary to effectuate any of the provisions of this Agreement.

9. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland applicable to agreements executed and wholly to be performed in said State.

10. The Parties acknowledge that this Agreement and the provisions contained herein were jointly negotiated and agreed and shall not be construed or interpreted for or against any party on the basis of presumption that such Party was the drafter.

11. This Agreement may be executed in counterparts. Each of said counterparts, when so executed and delivered, shall be deemed an original and, taken together, shall constitute but one and the same instrument.

12 Executed signature pages provided by facsimile shall be sufficient to bind any of the parties hereto, and any such facsimile copy of a signature shall be sufficient to evidence the signature of such party just as if it were an original signature. Notwithstanding the foregoing, if executed in counterpart, within seven (7) business days from execution of this Agreement, the Parties shall exchange formal signed originals of this Agreement for their permanent records.

13. The undersigned representatives of SCA and the County represent that they are fully authorized and empowered to enter into this Settlement Agreement and to execute and legally bind the parties to the terms and conditions of this Settlement Agreement.

14. The parties agree that this Settlement Agreement entirely voids, replaces, and supersedes the Settlement Agreement previously executed by mistake by authorized representatives of the parties on July 22, 2002.

WHEREFORE, the parties have entered into this Settlement Agreement as of the date first written above.
ATTEST:	ST. CHARLES ASSOCIATES LIMITED PARTNERSHIP

/s/ Sheri L. Raleigh	/s/ Paul Dillon

ATTEST:	INTERSTATE GENERAL COMPANY

/s/ Sheri L. Raleigh	/s/ Paul Dillon

ATTEST:	ST. CHARLES COMMUNITY LLC

/s/ Richard E. Barnas	/s/ Edwin L. Kelly

ATTEST:	COUNTY COMMISSIONERS OF CHARLES COUNTY

/s/ Shirley M. Gore, Clerk	/s/ Murray D. Levy